AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated as of this 30 day of December, 2005, to the Transfer Agent Servicing Agreement dated as of August 13, 2001 (the “Agreement”), by and between Rochdale Investment Trust, a Delaware statutory trust (the “Trust”) and ICA Fund Services Corp. a Delaware corporation (“ICA”) shall be as follows:

Effective January 1, 2002, the name ICA Fund Services Corp. has been changed to Firstar Mutual Fund Services, LLC.  Subsequent to this name change, effective January 1, 2002, the name Firstar Mutual Fund Services, LLC has been changed to U.S. Bancorp Fund Services, LLC.  Accordingly, all references to ICA Fund Services Corp., in the Agreement should be replaced with U.S. Bancorp Fund Services, LLC.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ROCHDALE INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/Kurt Hawkesworth	By: /s/Joe D. Redwine
Name: Kurt Hawkesworth	Name: Joe D. Redwine
Title: Chief Compliance Officer	Title: President